Exhibit 10.1

CREDIT AGREEMENT

dated as of June 23, 2010

among

LIQUIDMETAL COATINGS, LLC,

LIQUIDMETAL COATINGS SOLUTIONS, LLC

and

ENTERPRISE BANK & TRUST

$3,700,000 Credit Facility

CREDIT AGREEMENT

This Credit Agreement is made as of June 23, 2010, by and among LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (“LMC), LIQUIDMETAL COATINGS SOLUTIONS, LLC, a Delaware limited liability company (“LMCS”), and ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Bank”).  LMC and LMCS are each referred to herein as a “Borrower” and are collectively referred to herein as the “Borrowers.”

The parties agree as follows:

Section 1
General Definitions

1.1                                 Definitions.  When used in this Agreement, the following terms have the following meanings:

“2010 Bank Refinancing Expenses” means expenses incurred by the Borrowers in connection with the closing of the loan transactions described in this Agreement.

“Account Debtor” means any Person who is or may become obligated in respect of an Account.

“Accounts” means all accounts receivable and all other accounts (as defined in the UCC) in which a Borrower has or acquires an interest at any time.

“Adjusted EBITDA” means, for any period, EBITDA for such period plus, to the extent deducted from net income during such period, 2010 Bank Refinancing Expenses incurred by the Borrowers during such period.

“Adjusted Monthly Libor Rate” means, for any day during a calendar month, an annual interest rate equal to the greater of:

(1)                                  the one-month Libor Rate, as in effect on the first day of such month, plus three and three-quarters percent (3.75%); or

(2)                                  six percent (6%).

The Adjusted Monthly Libor Rate may vary from month to month, but shall remain fixed in amount for the duration of any particular month.

“Affiliate” means a Person (1) which owns or otherwise has an interest in five percent or more of any equity interest of a Borrower, (2) five percent or more of the equity interests of which a Borrower (or any shareholder or other equity holder, director, officer, employee or subsidiary of a Borrower or any combination thereof) owns or otherwise has an interest in, or (3) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with a Borrower.  For purposes of clause (3) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.

“Agreement” means this Credit Agreement, as amended, renewed, restated, replaced or otherwise modified from time to time.

“Applicable Rate” means, at any time, (1) with respect to Revolving Credit Loans, the Adjusted Monthly Libor Rate at such time, (2) with respect to the Term Loan, seven percent (7%) per annum, and (3) with respect to Equipment Loans, six and three-quarters percent (6.75%) per annum.

“Approved Foreign Account Debtor” means each of (1) Flame Spray SA, (2) Grant Prideco SA de Cv , (3) VAM Drilling France SAS , and (4) any other Account Debtor which the Bank, in the exercise of sole and absolute discretion, consents to being an Approved Foreign Account Debtor by giving a written notice to a Borrower which specifically identifies such Account Debtor and which specifically references this definition.

“Available Cash” means, at any time, the aggregate amount of the Borrowers’ collected deposit account balances maintained with the Bank and with respect to which the Bank has a perfected first priority Lien, as security for the Obligations, subject to no other Lien.

“Average Daily Credit Balance” means, for any period, the aggregate principal amount of all Revolving Credit Loans outstanding at the end of each day during such period, divided by the number of days in such period; provided, however, that, for any period occurring during the Equipment Loan Availability Period, the Average Daily Credit Balance shall be increased by the aggregate principal amount of all Equipment Loans outstanding at the end of each day during such period, divided by the number of days in such period.

“Business Day” means a day on which the Bank is open for business to the general public other than a Saturday or Sunday.

“Borrowing Base” means, at any time, an amount equal to the lesser of:

(1)                                  the sum of (a) seventy-five percent (75%) of the amount of Eligible Accounts (other than Eligible Foreign Accounts) outstanding at such time, (b) the Eligible Foreign Account Advance Amount at such time, and (c) fifty percent (50%) of the amount of Eligible Inventory at such time, calculated on the lower of cost or market, on a first-in, first-out basis; or

(2)                                  $2,000,000.

“Borrowing Base Certificate” means, at any time, a certificate, in the form of Exhibit D attached hereto or such other form as the Bank may reasonably request from time to time, signed by the chief financial officer or controller of LMC in favor of the Bank, and which sets forth in reasonable detail the computations necessary to determine the Borrowing Base at the end of the most recently ended month.

“C3” means C3 Capital Partners, L.P., a Delaware limited partnership, and/or C3 Capital Partners II, L.P., a Delaware limited partnership.

“C3 Proxy” means the Irrevocable Springing Proxy, dated on or about July 24, 2007, from LMT in favor of C3.

“C3 Subordinated Notes” means, collectively, (1) the 14% Subordinated Note, dated July 24, 2007, from LMC and LMCS, as makers, to C3 Capital Partners, L.P., as payee, in the stated principal amount of $3,770,000, and (2) the 14% Subordinated Note, dated July 24, 2007, from LMC and LMCS, as makers, to C3 Capital Partners II, L.P., as payee, in the stated principal amount of $2,730,000.

“C3 Subordination Agreement” means the Subordination Agreement to be executed by C3, the Borrowers and the Bank on or about the Closing Date and by which each Borrower’s indebtedness to C3 shall be subordinated to each Borrower’s indebtedness to the Bank, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Closing Date” means the date of this Agreement, as set forth in the introductory paragraph of this Agreement.

“Collateral” means all property, real or personal, with respect to which a Lien has been granted to or for the benefit of the Bank pursuant to the Security Agreement or any of the other Credit Documents or which otherwise secures the payment or performance of any Obligation.

“Conditional Consent” means the Conditional Consent to be executed on or about the Closing Date by the Bank, the Borrowers and LMT and whereby, subject to the terms and conditions thereof, the parties thereto agree to take certain actions if certain future events occur, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Covenant Compliance Certificate” means a certificate, in the form of Exhibit E attached hereto or such other form as the Bank may reasonably request from time to time, signed by the chief financial officer of LMC in favor of the Bank, and which sets forth in reasonable detail the computations necessary to determine whether the Borrowers are in compliance with the financial and other covenants set forth in this Agreement for the relevant time period.

“Credit Documents” means this Agreement, the Notes, the Security Agreement, the LMT Pledge Agreement, the C3 Subordination Agreement, the Conditional Consent, the LMT Security Agreement (if entered into), and any other agreements or documents existing on or after the Closing Date evidencing, securing, guaranteeing or otherwise relating to any of the transactions described in or contemplated by this Agreement, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Debt” means any of the following: (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes or other similar instruments; (3) obligations for the deferred purchase price of property or services, or arising out of non-compete, non-solicitation or similar agreements entered into in connection with asset or equity acquisitions; (4) obligations as lessee under capital leases; (5) synthetic lease obligations or similar obligations to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property which may be classified and accounted for as an operating lease or an off-balance sheet liability for accounting purposes but as a secured or unsecured loan for federal income tax purposes; (6) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (7) obligations under letters of credit or acceptance facilities; (8) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (9) obligations secured by a Lien, whether or not the obligations have been assumed.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” has the meaning provided in Section 3.1 of this Agreement.

“Distribution” has the meaning provided in Section 6.2(j) of this Agreement.

“EBITDA” means, for any period, consolidated net income of the Borrowers for such period before provision for income taxes, interest expense, depreciation and amortization (including, without limitation, implicit interest expense on capitalized leases), but excluding therefrom (to the extent included):  (1) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during such period; (2) any portion of the net earnings of any subsidiary which for any reason is unavailable for the payment of dividends to a Borrower; (3) the earnings of any entity to which any assets of a Borrower shall have been sold, transferred or disposed of, or into which a Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (4) any gain arising from the acquisition of any securities of a Borrower; and (5) non-operating losses arising from the sale of capital assets during such period.

“Eligible Account” means an Account arising in the ordinary course of a Borrower’s business from the sale of goods or the rendering of services which the Bank determines in its reasonable discretion is eligible as the basis for credit extensions under this Agreement.  Without limiting the Bank’s discretion provided herein, to be an Eligible Account the Account must be subject to the Bank’s perfected first priority Lien and no Lien other than Permitted Liens, and must be evidenced by an invoice or other documentary evidence reasonably satisfactory to the Bank.  Similarly, without limiting the Bank’s discretion provided herein, no Account shall be an Eligible Account if: (1) the Account remains unpaid more than 90 days after the original invoice date; or (2) 25% or more of the Accounts from the Account Debtor are not Eligible Accounts; or (3) the Account Debtor is also a Borrower’s creditor or supplier, or has disputed liability with respect to such Account, or has made any claim with respect to any other Account due from such Account Debtor to a Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor, in each case to the extent of any such offset, dispute or claim; or (4) any bankruptcy or other insolvency proceeding has been filed by or against the Account Debtor; or (5) the Account arises from a sale to an Account Debtor that is not organized under the laws of one of the states of the United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case reasonably acceptable to the Bank; or (6) the Account arises from a sale to the Account Debtor which is not final, including, without limitation, on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or (7) the Bank believes, in its reasonable credit judgment, that collection of such Account is insecure or that payment thereof is doubtful or will be materially delayed by reason of the Account Debtor’s financial condition; or (8) the Account Debtor is the United States of America or any state, or any department, agency, instrumentality or subdivision of the foregoing, unless the applicable Borrower assigns its right to payment of such Account to the Bank, in form and substance reasonably satisfactory to the Bank, so as to comply with the Assignment of Claims Act, as amended (31 U.S.C. Section 3727 et seq.), or the comparable state statute, as the case may be; or (9) the goods giving rise to such Account have not been shipped to the Account Debtor in accordance with the Account Debtor’s instructions in respect of such goods, or such goods are otherwise nonconforming goods, or the services giving rise to such Account have not been properly performed by the applicable Borrower; or (10) the total unpaid Accounts of the Account Debtor exceed a credit limit determined by the Bank in its reasonable discretion (which credit limit may be based upon the extent to which the total unpaid Accounts of such Account Debtor are excessive relative to all other unpaid Accounts and upon such other customary credit criteria as the Bank reasonably deems appropriate), to the extent such Account exceeds such limit; or (11) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or (12) a Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of a Borrower’s business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account and are not otherwise inconsistent with the provisions of this Agreement; or (13) the Account arises out of a transaction between a Borrower and an Affiliate of a Borrower.

“Eligible Foreign Account” means an Account which would qualify as an Eligible Account but for the provisions of clause (5) of the definition thereof, and with respect to which the Account Debtor is an Approved Foreign Account Debtor.

“Eligible Foreign Account Advance Amount” means, at any time, the lesser of:

(1)                                  the amount of Eligible Foreign Accounts outstanding at such time, times (a) 75%, from the Closing Date through December 31, 2010, or (b) 55%, from and after January 1, 2011; or

(2)                                  $500,000.

“Eligible Inventory” means inventory of a Borrower which the Bank determines in its reasonable discretion is eligible as the basis for credit extensions under this Agreement.  Without limiting the Bank’s discretion provided herein, no inventory shall be Eligible Inventory unless, in the Bank’s reasonable determination, it (1) is in good, new and saleable condition, (2) is not obsolete or unmerchantable, (3) meets all standards imposed by any governmental agency or authority, (4) conforms in all respects to the warranties and representations set forth in this Agreement and the Security Agreement, (5) is at all times subject to the Bank’s duly perfected, first priority Lien and no other Lien other than Permitted Liens, and (6) is situated at a location in compliance with the Security Agreement.

“Environmental Laws” means all federal, state, local and other applicable statutes, ordinances, rules, regulations, judicial orders or decrees, common law theories of liability, governmental or quasi-governmental directives or notices or other laws or matters existing on or after the Closing Date relating in any respect to occupational safety, health or environmental protection.

“Equipment Loan” has the meaning given to such term in Section 2.4 of this Agreement.

“Equipment Loan Availability Period” means the period of time beginning on the Closing Date and ending 363 days thereafter.

“Equipment Note” has the meaning given to such term in Section 2.4 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Eurocurrency Reserve Requirement” means, for any one-month interest period, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such interest period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D.  Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the Libor Rate is to be determined, or (2) any category of extension of credit or other assets that include a Loan.

“Existing C3 Defaults” means any payment defaults by the Borrowers under the C3 Subordinated Notes that exist on the Closing Date.  A payment or other default of the Borrowers under the C3 Subordinated Notes that occurs after the Closing Date would not qualify as an Existing C3 Default.

“Event of Default” has the meaning provided in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Guarantor” means any Person who, after the Closing Date, may guarantee the payment or performance of all or any part of the Obligations.  As of the Closing Date, there are no Guarantors and no Borrower is under any duty to cause any Person to become a Guarantor.

“Guaranty” means, collectively, each guaranty, if any, executed by any Guarantor after the Closing Date, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.

“Hazardous Substance” means any hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material, in whatever form, as defined or described in, or contemplated by, any Environmental Law and any other hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material in whatever form, or any other substance, waste or other material regulated by any Environmental Law.

“Investment” means, as to any Person, any direct or indirect equity, debt or similar investment by such Person, including, without limitation, any loan, advance or other credit extension by such Person to or for the benefit of any other Person; any capital contribution to, or any acquisition of any equity interests of, any other Person; and any acquisition of any investment products or securities of any other Person.

“Libor Rate” means, on any day, the rate per annum determined by the Bank to equal the quotient of (1) the one-month London interbank offered rate for dollars, as quoted on such day in the “Money Rates” section of The Wall Street Journal or by Bloomberg, Reuters, Telerate or any other financial news services (electronic or otherwise) used by the Bank from time to time in accordance with commercially reasonable industry standards, divided by (2) one minus the Eurocurrency Reserve Requirement for a one-month interest period.  If the Libor Rate cannot be ascertained on a particular day because such day is not a Business Day or quotations are not otherwise available in the London interbank market on such day (except as otherwise provided in Section 3.13 hereof), the Libor Rate shall be determined on the next Business Day or such next day for which quotations are available in the London interbank market.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

“LMC-India” means Liquidmetal Coatings Solutions India Pvt Ltd.

“LMT” means Liquidmetal Technologies, Inc., a Delaware corporation.

“LMT Pledge Agreement” means the Pledge Agreement to be executed by LMT on or about the Closing Date in favor of the Bank and by which LMT shall grant to the Bank, as security for the Obligations, a security interest in all of LMC’s equity interests owned at any time by LMT, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“LMT Security Agreement” means the LMT Security Agreement referred to in the Conditional Consent, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Loans” means all Revolving Credit Loans, the Term Loan and all Equipment Loans.  With respect to Revolving Credit Loans, the term “Loan” may refer to all Revolving Credit Loans then outstanding or, as the context so requires, any particular Revolving Credit Loan then outstanding.  Similarly, with respect to Equipment Loans, the term “Loan” may refer to all Equipment Loans then outstanding or, as the context so requires, any particular Equipment Loan then outstanding.

“Material Adverse Effect” means (1) a material adverse effect on the assets, liabilities, business, prospects, operations, income or condition, financial or otherwise, of the Borrowers and the Guarantors taken as a whole, (2) a material impairment of the ability of the Borrowers and the Guarantors, taken as a whole, to pay, perform or observe their respective obligations under the Credit Documents, or (3) a material impairment of the enforceability or availability of the material rights or remedies stated to be available to the Bank under the Credit Documents.

“Net Worth Plus Subordinated Debt” means, at any time, the sum of (1) the Borrowers’ consolidated net worth at such time, as determined in accordance with GAAP, and (2) the outstanding principal balance of Permitted Subordinated Debt at such time (excluding, however, capitalized interest).

“Notes” means, collectively, the Revolving Credit Note, the Term Note and all Equipment Notes.

“Obligations” means all Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Bank of any kind or nature, existing or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, whether arising under this Agreement or any of the other Credit Documents or otherwise and whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, existing on or after the Closing Date and however acquired, and all amendments, renewals, restatements, replacements or other modifications of the foregoing from time to time.  The term includes, without limitation, all principal, interest, fees, expenses and any other sums chargeable to any Borrower under any of the Credit Documents.

“Permitted C3 Liens” means Liens granted to C3 by LMC on its existing and future personal property and no other property, as security for Permitted C3 Subordinated Debt and no other obligations, so long as such Liens are subordinate in priority, pursuant to the C3 Subordination Agreement, to all Liens granted by such Borrower to the Bank.

“Permitted C3 Subordinated Debt” means Debt of LMC and LMCS to C3 pursuant to the C3 Subordinated Notes, as in effect on the Closing Date, so long as such Debt is subordinated to the Obligations pursuant to the C3 Subordination Agreement.

“Permitted Debt” means any of the following: (1) accrued expenses and current trade account payables incurred in the ordinary course of a Borrower’s business; (2) Debt to the Bank; (3) Permitted C3 Subordinated Debt; (4) other Debt which is subordinated to the Obligations pursuant to the terms of a subordination agreement satisfactory in form and content to the Bank in its sole discretion; (5) Debt secured by purchase-money security interests described in clause (8) of the definition of Permitted Liens in this Section, provided that the aggregate outstanding principal amount of such Debt does not exceed $300,000 at any time; and (6) other Debt approved in advance by the Bank in a writing delivered to a Borrower.

“Permitted Investments” means (1) Investments in cash and cash equivalents, (2) Investments in investment products offered by the Bank or its affiliates, (3) Investments by a Borrower in another Borrower, (4) Investments, as of the Closing Date, in any direct or indirect wholly-owned subsidiary of any Borrower, provided that such subsidiary exists as of the Closing Date, and (5) so long as no Default or Event of Default exists at the time such Investment is made or would result therefrom, Investments in the form of Class A or Class B shares in LMC-India.

“Permitted Liens” means any of the following: (1) Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on a Borrower’s books; (2) Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation; (3) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of a Borrower’s business; (4) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any Lien in favor of a landlord) arising in the ordinary course of a Borrower’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on a Borrower’s books; (5) rights of way, zoning restrictions, easements and similar encumbrances affecting a Borrower’s real property which do not materially interfere with the use of such property; (6) Liens in favor of the Bank; (7) Permitted C3 Liens; (8) purchase-money security interests incurred solely in connection with the acquisition (whether purchased outright or acquired through a capital lease) of equipment to be used in a Borrower’s business, encumbering only the equipment so acquired, and which secures only the purchase-money Debt incurred to acquire the equipment so acquired and which Debt otherwise qualifies as Permitted Debt under clause (5) of the definition of Permitted Debt in this Section; and (9) other Liens approved in advance by the Bank in a writing delivered to a Borrower.  In addition, no Lien in favor of a Person other than the Bank shall be a Permitted Lien unless such Lien is subordinate in priority to the Bank’s Lien, except if (a) the Lien does not secure liability for borrowed money, letter-of-credit obligations or similar funded debt, or (b) the Lien is a purchase-money Lien described in clause (8) immediately above.

“Permitted Subordinated Debt” means Permitted C3 Debt and any Debt described in clause (4) of the definition of Permitted Debt.

“Person” means an individual, corporation, limited liability company, partnership, trust, governmental entity or any other entity, organization or group whatsoever.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of a Borrower on or after the Closing Date.

“Projected Bank Principal” means:

(1)                                  $600,000, for each of the Borrowers’ fiscal quarters ending June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011;

(2)                                  $500,000, for each of the Borrowers’ fiscal quarters ending June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012; and

(3)                                  $400,000, for each fiscal quarter of the Borrowers ending on or after June 30, 2012;

provided, however, that, for purposes of the definition of “Section 6.2(j) Total Debt Service” below, Projected Bank Principal for any month shall be the Projected Bank Principal for the fiscal quarter in which the month occurs, divided by three.

“Revolving Credit Loan” has the meaning provided in Section 2.2 of this Agreement.

“Revolving Credit Note” has the meaning provided in Section 2.2 of this Agreement.

“Revolving Credit Termination Date” means 364 days after the Closing Date or, if such day is not a Business Day, the immediately preceding Business Day.

“Section 6.2(j) Total Debt Service” means, for any 12-month period referenced in Section 6.2(j)(1)(A)(iv) of this Agreement, the sum of:

(1)                                  Projected Bank Principal for such 12-month period (or, if less than 12 months have elapsed since the Closing Date, Projected Bank Principal during such partial period annualized), plus the amount of principal paid on account of Equipment Loans during such 12-month period;

(2)                                  the total amount of interest paid to the Bank during such 12-month period (or, if less than 12 months have elapsed since the Closing Date, the amount of such interest paid during such partial period annualized);

(3)                                  principal and interest paid on account of Senior Secured Debt, other than Debt due the Bank (or Debt due Bank Midwest, N.A., if applicable, for any period prior to the Closing Date), during such 12-month period; and

(4)                                  principal and interest paid on account of Permitted Subordinated Debt during such 12-month period.

“Security Agreement” means the Security Agreement to be executed by the Borrowers on or about the Closing Date in favor of the Bank and by which each Borrower shall grant to the Bank, as security for the Obligations, a security interest in all of its existing and future assets, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Senior Secured Debt” means the aggregate principal amount or component of (1) Debt due the Bank, and (2) other Debt secured by a Lien (excluding, however, Permitted Subordinated Debt).

“Senior Debt Service” means, for any fiscal quarter of the Borrowers, the sum of:

(1)                                  Projected Bank Principal, plus the amount of principal paid on account of Equipment Loans during such quarter;

(2)                                  the total amount of interest paid to the Bank during such quarter and any prior fiscal quarters for that fiscal year, multiplied by (a) 4, if such quarter is the first fiscal quarter, (b) 2, if such quarter is the second fiscal quarter, (c) 1.34, if such quarter is the third fiscal quarter, and (d) 1, if such quarter is the fourth fiscal quarter; and

(3)                                  principal and interest paid on account of Senior Secured Debt, other than Debt due the Bank (or Debt due Bank Midwest, N.A., if applicable, for any period prior to the Closing Date).

“Term Loan” means the Loan described in Section 2.3 of this Agreement.

“Term Loan Termination Date” means three years after the Closing Date or, if such day is not a Business Day, the immediately preceding Business Day.

“Term Note” has the meaning provided in Section 2.3 of this Agreement.

“Total Debt Service” means, for any fiscal quarter of the Borrowers, the sum of:

(1)                                  Projected Bank Principal, plus the amount of principal paid on account of Equipment Loans during such quarter;

(2)                                  the total amount of interest paid to the Bank during such quarter and any prior fiscal quarters for that fiscal year, multiplied by (a) 4, if such quarter is the first fiscal quarter, (b) 2, if such quarter is the second fiscal quarter, (c) 1.34, if such quarter is the third fiscal quarter, and (d) 1, if such quarter is the fourth fiscal quarter;

(3)                                  principal and interest paid on account of Senior Secured Debt, other than Debt due the Bank (or Debt due Bank Midwest, N.A., if applicable, for any period prior to the Closing Date), during such quarter; and

(4)                                  principal and interest paid on account of Permitted Subordinated Debt during such quarter;

“UCC” means the Uniform Commercial Code as in effect in the State of Missouri from time to time.

“Unused Line Fee” has the meaning provided in Section 3.11 of this Agreement.

“Unused Revolver Availability” means, at any time, the difference between the Borrowing Base and the outstanding principal balance of the Revolving Credit Loans.

1.2                                 Accounting and Other Terms.

(a)                                  General.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Unless the context clearly requires otherwise, all references to “dollars” or “$” are to United States dollars.  This Agreement and the other Credit Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted.  The Section and other headings in this Agreement and any index at the beginning of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement.  Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page.  Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder.  Any pronoun used herein shall be deemed to cover all genders.  Defined terms used in this Agreement may be set forth in Section 1.1 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrowers or the Bank shall so request, the Bank and each Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, however, that, until so amended, (1) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (2) the Borrowers shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  Bank’s Consent or Approval.  If, in this Agreement or any other Credit Document, the Bank has the right to give or withhold its consent or similar approval with respect to any matter, then — unless this Agreement or the other Credit Document, as applicable, expressly and specifically provides otherwise — the Bank shall be deemed to have the right to give or exercise, or to not give or exercise, such consent or approval in its sole and absolute discretion, and/or to condition its consent or approval in such manner as the Bank may elect in its sole and absolute discretion; and any such consent or approval shall be deemed to have not been given by the Bank unless such consent or approval is evidenced by a contemporaneous writing signed or authenticated by the Bank and delivered to a Borrower.  The provisions of this Section 1.2(c) shall prevail over any conflicting provisions of this Agreement or the other Credit Documents.

Section 2
Credit Facility

2.1                                 General.  The Bank agrees, subject to the terms and conditions of this Agreement, to make a credit facility available to the Borrowers upon request therefor, as provided in this Section 2.

2.2                                 Revolving Credit Loans.

(a)                                  General.  The Bank agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (“Revolving Credit Loans”) to the Borrowers from time to time from the Closing Date to the Business Day immediately preceding the Revolving Credit Termination Date up to a maximum principal amount at any time outstanding equal to the Borrowing Base at such time.  In no event shall the Bank be obligated to make any Revolving Credit Loan if any Default or Event of Default exists or would result from the making of such Revolving Credit Loan.  Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and re-borrow under the Revolving Credit Loan facility.

(b)                                 Revolving Credit Note.  All Revolving Credit Loans shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note substantially in the form of Exhibit A hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Revolving Credit Note”).

2.3                                 Term Loan.

(a)                                  General.  The Bank agrees, subject to the terms and conditions of this Agreement, to make a term loan (the “Term Loan”) to the Borrowers on the Closing Date in the principal amount of $1,500,000.  In no event shall the Bank be obligated to make the Term Loan if any Default or Event of Default exists or would result from the making of the Term Loan.  The Borrowers shall not have the right to re-borrow any Term Loan principal which has been previously borrowed and repaid.

(b)                                 Term Note.  The Term Loan shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note substantially in the form of Exhibit B hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Term Note”).

2.4                                 Equipment Loans.

(a)                                  General.  The Bank agrees, subject to the terms and conditions of this Agreement, to make equipment loans (each, an “Equipment Loan”) to the Borrowers, during the Equipment Loan Availability Period, subject to the following terms and conditions:  (1) the proceeds of each Equipment Loan shall be used solely for purposes of a Borrower purchasing new or used equipment to be used in a Borrower’s business and which is otherwise reasonably acceptable to the Bank; (2) the original principal amount of each Equipment Loan shall not exceed 90% of the invoiced cost of any new equipment to be purchased thereby or 75% of the invoiced cost of any used equipment to be purchased thereby (in each case exclusive of shipping and other soft costs relating to such equipment); (3) the aggregate original principal amount of all Equipment Loans shall not exceed $200,000; (4) in no event shall the Bank be obligated to make any Equipment Loan if a Default or Event of Default exists or would result from the making of the requested Equipment Loan, or if, upon the Borrower’s acquisition of the equipment to be purchased thereby, the Bank would not have a perfected first priority security interest in such equipment, as security for the Obligations, subject to no other Lien; (5) if a Borrower requests an Equipment Loan, a Borrower shall provide to the Bank, not less than two Business Days’ prior to the proposed funding date for such Equipment Loan (or such lesser period of time as shall be acceptable to the Bank in its sole discretion), written notice of the proposed principal amount of such Equipment Loan, the equipment to be purchased thereby, copies of the equipment seller’s invoice and related documentation with respect to the equipment to be purchased, and such other information as the Bank may reasonably request.  The Borrowers shall not have the right to re-borrow any Equipment Loan principal which has been previously borrowed and repaid.

(b)                                 Equipment Note.  Each Equipment Loan shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note substantially in the form of Exhibit C hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, an “Equipment Note”).

Section 3
Finance Charges, Repayment And Other Terms

3.1                                 Interest Rate.

(a)                                  Applicable Rate.  Interest shall accrue on the outstanding principal balance of each Loan at the end of each day at the Applicable Rate in effect on such day, except as otherwise provided in Section 3.1(b) below.

(b)                                 Default Rate.  Upon or after the occurrence and during the continuation of any Event of Default, the principal amount of each Loan shall bear interest at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise apply under Section 3.1(a) above (the “Default Rate”).

(c)                                  Late Fee.  In addition to interest payable at the Default Rate or any other amounts payable under this Agreement or the other Credit Documents, the Borrowers shall pay to the Bank a late fee in an amount equal to five percent (5%) of the amount of each payment due under this Agreement which is not received by the Bank within ten (10) days after its due date.

(d)                                 Computation of Interest.  In all cases, interest on the outstanding principal balance of all Loans and all other Obligations with respect to which interest accrues pursuant to the terms of this Agreement shall be calculated on a daily basis, computed on the basis of a 360-day year for the actual number of days elapsed.

(e)                                  Usury.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any Note and charged or collected pursuant to the terms of this Agreement or any other Credit Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto.  If such a court determines that the Bank has charged or received interest hereunder or under the other Credit Documents in excess of the highest applicable rate, the Bank shall apply such excess to any other Obligations then due and payable, whether principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to a Borrower, and such rate shall automatically be reduced to the maximum rate permitted by such law.

3.2                                 Payments of Principal, Interest and Costs.  Except as otherwise provided in this Agreement, the Borrowers jointly and severally agree to pay the Obligations as follows:

(a)                                  Revolving Credit Loan.

(1)                                  Interest.  Accrued interest on the outstanding principal balance of the Revolving Credit Loans is payable on the earlier to occur of (A) the first day of each month (beginning July 1, 2010), or (B) the Revolving Credit Termination Date.

(2)                                  Principal.  The outstanding principal balance of the Revolving Credit Loans is payable on the Revolving Credit Termination Date.

(b)                                 Term Loan.

(1)                                  Interest. Accrued interest on the outstanding principal balance of the Term Loan is payable on the first day of each month, beginning July 1, 2010;

(2)                                  Principal.  Principal installments in respect of the Term Loan are payable as follows:

(A)                              Year 1.  $50,000 on the first day of each month, beginning August 1, 2010 and ending July 1, 2011,

(B)                                Year 2.  $41,667 on the first day of each month, beginning August 1, 2011 and ending July 1, 2012,

(C)                                Year 3.   $33,333 on the first day of each month, beginning August 1, 2012 and ending on the first day of the month in which the Term Loan Termination Date occurs; and

(3)                                  Termination Date.  On the Term Loan Termination Date, any remaining principal outstanding under the Term Loan and all accrued but unpaid interest outstanding and any other amounts owing under this Credit Agreement shall be due and payable in their entirety.

(c)                                  Equipment Loans.

(1)                                  Amortized Monthly Principal and Interest Payments.  Principal and interest on each Equipment Loan shall be payable monthly, beginning on the first day of the month immediately following the date such Loan was made, in an amount (as determined by the Bank acting in a commercially reasonable manner) based upon a monthly amortization of the original principal amount of such Loan; the Applicable Rate for Equipment Loans; and an assumed amortization period equal to (i) five years, if all proceeds of such Loan are used to acquire new equipment, or (ii) three years, if any proceeds of such Loan are used to acquire used equipment;

(2)                                  Maturity.  The outstanding principal of the Equipment Loans, all accrued but unpaid interest thereon and any other amounts owing on the Equipment Loans are due and payable in their entirety on (i) with respect to each Equipment Loan all of the proceeds of which were used to acquire new equipment, five years after the date of disbursement of such Loan, and (ii) with respect to each Equipment Loan any proceeds of which were used to acquire used equipment, three years after the date of disbursement of such Loan.

(d)                                 Other Obligations.  Costs, fees and expenses and any other Obligations payable pursuant to this Agreement or the other Credit Documents shall be payable as and when provided in this Agreement or the other Credit Documents, as the case may be, or, if no specific provision for payment is made, on demand.

3.3                                 Voluntary Prepayments.  The Borrowers have the right, without penalty or premium, to prepay the Loans, in whole or in part, at any time and from time to time after the Closing Date.

3.4                                 Mandatory Prepayments.

(a)                                  General.  Except as otherwise provided below, if a Borrower sells any Collateral other than the sale of inventory in the ordinary course of such Borrower’s business, or if any Collateral is taken by condemnation or other governmental taking, the Borrower shall pay to the Bank, unless otherwise agreed by the Bank, as a mandatory prepayment of the Term Loan, a sum equal to the proceeds received by such Borrower from such sale or condemnation, and if the Term Loan has been paid in full, such proceeds shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans; provided, however, that, if no Default or Event of Default is in effect, the foregoing prepayment requirement shall not apply to any equipment sales the aggregate proceeds of which are less than $50,000 during any year.  Notwithstanding anything in Section 3.4(a) to the contrary, if a Borrower sells any equipment acquired pursuant to an Equipment Loan, the proceeds of such sale shall first be applied as a mandatory prepayment of such Equipment Loan, and if such Equipment Loan has been paid in full, shall be applied as otherwise provided in this Section 3.4, in each case without regard to the $50,000 exclusion referenced in the prior sentence.

(b)                                 Borrowing Base.  If the outstanding principal balance of Revolving Credit Loans at any time exceeds the Borrowing Base at such time, the Borrowers shall repay the Revolving Credit Loans in an amount sufficient to reduce the aggregate unpaid principal amount of such Revolving Credit Loans by an amount equal to such excess.

3.5                                 Method of Payment.  Payments due the Bank under this Agreement and the other Credit Documents shall be made in immediately available funds to the Bank at its office described in Section 8.1 below unless the Bank gives notice to the contrary.  Payments so received at or before 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received by the Bank on that Business Day.  Payments received after 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day.

3.6                                 Use of Proceeds.

(a)                                  Revolving Credit Loans.  The Revolving Credit Loans shall be used solely for purposes of (i) repaying any indebtedness owing by Borrowers to Bank Midwest, N.A. on the Closing Date, and (ii) each Borrower’s working capital needs and for general limited liability company purposes.

(b)                                 Term Loan.  The Term Loan shall be used solely for purposes of repaying any indebtedness owing by Borrowers to Bank Midwest, N.A. on the Closing Date.

(c)                                  No Margin Loans.  Notwithstanding anything herein to the contrary, no Borrower shall, directly or indirectly, use any part of the Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

3.7                                 Notice and Manner of Borrowing.  The Borrowers shall give the Bank notice of their intention to borrow under any Revolving Credit Loan, in each case specifying: (1) the proposed funding date of such Loan; (2) the amount of such Loan; and (3) whether the principal amount of such Loan, together with the principal amount of all Revolving Credit Loans then outstanding, is within the Borrowing Base at such time.  All notices given under this Section by a Borrower shall be irrevocable and shall be given not later than 11:00 a.m. Kansas City time on the day on which such Loan is to be made.  For purposes of this Section, the Borrowers agree that the Bank may rely and act upon any request for a Loan from any individual who the Bank, absent gross negligence or willful misconduct, believes to be a representative of a Borrower.

3.8                                 Capital Adequacy.  If the Bank determines that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank, in its reasonable discretion, to be material, then from time to time, after submission by the Bank to a Borrower of a written demand therefor, the Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.  A certificate of the Bank claiming entitlement to payment as set forth in this Section shall be delivered to a Borrower.  Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined.  In determining such amount, the Bank may use any reasonable averaging and attribution method.

3.9                                 Application of Payments and Collections.  Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times after the Closing Date received by the Bank from or on behalf of a Borrower, and each Borrower agrees that the Bank has the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times after the Closing Date by the Bank or its agent against the Obligations, in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records.

3.10                           Periodic Statement.  Insofar as the Bank makes available to one or more of the Borrowers a periodic statement of loan balances, accrued interest and principal and interest payments received pursuant to this Agreement, any such statement rendered by the Bank shall be deemed final, binding and conclusive upon the Borrowers unless the Bank is notified by a Borrower in writing to the contrary within 60 days after the date each such statement is made available to a Borrower.  Any such notice by a Borrower shall only be deemed an objection to those items specifically objected to in such notice.

3.11                           Unused Line Fee.  The Borrowers jointly and severally agree to pay to the Bank, on the first day of each month for the preceding month, a fee (the “Unused Line Fee”) at a rate per annum equal to three-eighths of one percent (0.375%) of the difference between (1) the Maximum Amount, and (2) the Average Daily Credit Balance for such preceding month.  The “Maximum Amount” means (i) $2,200,000 during the Equipment Loan Availability Period, and (ii) $2,000,000 at all other times.  If this Agreement is terminated on a day other than the first day of a month, the Bank, acting in a commercially reasonable manner, shall pro-rate or otherwise adjust the amount of the Unused Line Fee accordingly and such fee shall be payable on such termination date.  Similarly, if the period of time giving rise to the initial Unused Line Fee payable under this Agreement does not equal a full calendar month, the Bank, acting in a commercially reasonable manner, shall pro-rate or otherwise adjust the Unused Line Fee to reflect such different time period.

3.12                           Closing Fee.  The Borrowers shall pay to the Bank a closing fee of $35,000 which shall be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and which shall be paid on the Closing Date.  Such fee shall compensate the Bank for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, general overhead and lost opportunity costs, but not including any out-of-pocket or other costs, fees or expenses for which the Borrowers have agreed to reimburse the Bank pursuant to any other provision of this Agreement or the other Credit Documents or any commitment letter, letter of intent or similar agreement.

3.13                           Libor Provisions.

(a)                                  Market Disruption.  Notwithstanding anything in this Agreement to the contrary, if, prior to the determination of any Libor Rate, the Bank determines (which determination shall be conclusive) that any condition exists which impairs the Bank’s ability to readily or reliably ascertain the Libor Rate (whether due to disruption in the relevant markets, suspension of quotations, or otherwise), the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, interest shall accrue on the outstanding principal balance of the Revolving Credit Loans at a fluctuating interest rate based on such alternative reference rate, together with such margin thereto, as the Bank, acting in a commercially reasonable manner, may select that approximates the interest rate that would have been in effect under this Agreement but for such condition (the “Alternative Fluctuating Rate”).

(b)                                 Illegality; Regulatory Change. Similarly, notwithstanding anything in this Agreement to the contrary, if it becomes unlawful for the Bank to charge or collect interest based on the London interbank offered rate, or if due to any legal or regulatory change the Bank becomes subject to restrictions on the amount of or category of assets or liabilities it may hold with respect to which interest accrues at the London interbank offered rate, the Bank may give the Borrower prompt written notice of such legal or regulatory impairment and, so long as such illegality or regulatory impairment remains in effect, interest shall accrue on the outstanding principal balance of the Revolving Credit Loans at the Alternative Fluctuating Rate.

3.14                           Joint and Several Liability; Subordination of Reimbursement Rights. All Loans and all other Obligations of any Borrower shall constitute one general obligation of all of the Borrowers.  Notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, the Borrowers shall be primarily and jointly and severally liable for all Obligations of any Borrower to the Bank.  Notwithstanding the foregoing, if, and to the extent, a Borrower is deemed to be a guarantor of another Borrower hereunder, such Borrower’s joint liability for any Loans made or other credit extended to or for the benefit of such other Borrower shall be deemed to be a guaranty of payment and performance, and not of collection.  To the fullest extent permitted by law, each Borrower hereby waives promptness, diligence, notice of acceptance, and any other notices of any nature whatsoever with respect to any of the Obligations, and any requirement that the Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Borrower, any Guarantor, any other Person or any Collateral.  Each Borrower agrees that any rights of subrogation, indemnification, reimbursement or any similar rights it may have against any other Borrower with respect to its joint and several liability, whether such rights arise under an express or implied contract or by operation of law, shall be subject, junior and subordinate in all respect to all Obligations of such Borrower to the Bank and that the enforcement of such rights shall be stayed until such time as the Borrowers shall have indefeasibly paid in full all Obligations of the Borrowers to the Bank and the Bank shall be under no duty to extend credit to or for the benefit of any Borrower.  The liability of each Borrower under this Section shall be absolute and unconditional irrespective of (a) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, the Notes or any of the other Credit Documents, (b) any exchange, release or non-perfection of any Collateral or any release or amendment or waiver of or consent to departure from any other guaranty, or any release of any Person liable in whole or in part, for all or any of the Obligations, or (c) any other circumstance which might otherwise constitute a defense available to or discharge of a surety.

3.15                           Appointment of Borrowing Agent.  Each Borrower hereby appoints the other Borrower (the “Borrowing Agent”) as such Borrower’s agent and attorney-in-fact to take any action, execute any document or instrument, consent or agree to any amendment or other modification of the Credit Documents or waiver of or departure from any of the terms thereof, to perform any Obligation of the Borrowers hereunder, and to give or receive any notice by or to any Borrower hereunder.  Without limiting the generality of the foregoing, the Borrowing Agent may request Loans or incur any other Obligation for the account of the other Borrower, and the Borrowers shall be fully, and jointly and severally, bound by the actions of the Borrowing Agent.  The Bank shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given by the Borrowing Agent under the Credit Documents (including, without limitation, any request by the Borrowing Agent to make Loans to another Borrower) until two Business Days after the Bank shall have received written notice from the Borrowers of the revocation of this agency and power of attorney, which revocation, in accordance with Section 7.1, shall constitute an Event of Default.

Section 4
Lending Conditions

4.1                                 Credit Documents.  Notwithstanding anything herein or in the other Credit Documents to the contrary, the Bank shall not be obligated to make the initial Loan under this Agreement to the Borrowers until the Bank has received the following documents, duly executed and delivered by all parties thereto, and otherwise satisfactory in form and content to the Bank:

(a)                                  Credit Agreement.  This Agreement;

(b)                                 Notes.  The Revolving Credit Note, the Term Note and, if an Equipment Loan is to be made on the Closing Date, an Equipment Note;

(c)                                  Security Agreement.  The Security Agreement;

(d)                                 UCC Financing Statements.  Acknowledgment copies of filed Uniform Commercial Code financing statements from each Borrower, as debtor, to the Bank, as secured party, covering the Collateral, from such jurisdictions as the Bank deems necessary or desirable to perfect its security interest in the Collateral;

(e)                                  Subordination Agreement.  The C3 Subordination Agreement, together with attachments thereto containing copies of the applicable subordinated notes bearing the required subordination legends;

(f)                                    LMT Pledge Agreement Documents.  The LMT Pledge Agreement; the original of each membership unit certificate encumbered thereby and a stock power or similar transfer instrument for each such certificate duly executed in blank by LMT; and one or more Uniform Commercial Code financing statements, from LMT, as debtor, to the Bank, as secured party, covering the property encumbered by the LMT Pledge Agreement, from such jurisdictions as the Bank deems necessary or desirable to perfect its security interest in such property

(g)                                 Insurance.  Copies of each Borrower’s property damage insurance certificates (and, if requested by the Bank, copies of the related insurance policies), together with loss payable endorsements on the Bank’s standard form of loss payee endorsement (or which are otherwise acceptable to the Bank) and which name the Bank as sole loss payee thereunder, and copies of each Borrower’s liability insurance certificates (and, if requested by the Bank, copies of the related liability insurance policies), together with endorsements naming the Bank as an additional named insured thereunder;

(h)                                 Loan Disbursement Instructions; Borrowing Base Certificate.  If requested by the Bank, written instructions from the Borrowers to the Bank directing the application of proceeds of the initial Loan made pursuant to this Agreement and a Borrowing Base Certificate;

(i)                                     Certificate of Borrower’s Secretary.  A certificate executed by each Borrower’s members or a secretary or similar representative of each Borrower whereby such Person(s) affirm that, among other things, attached to such certificate is (1) a copy of such Borrower’s members’ resolutions authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Credit Documents to which such Borrower is a party, (2) a copy of such Borrower’s operating agreement as in effect on the Closing Date, (3) a copy of such Borrower’s certificate of formation and all amendments thereto, and (4) a certificate of good standing for such Borrower, dated on or immediately prior to the Closing Date, from the Secretary of State of the state of its organization and all other states in which the nature of its activities in such states require it to be qualified as a foreign limited liability company in such states;

(j)                                     LMC-India Documents.  A certificate, signed by a duly authorized representative of LMC, whereby such representative attests that attached to such certificate are true and correct copies of the material organizational documents of LMC-India, as in effect on the Closing Date, and any material agreements in effect on the Closing Date between or among either or both of the Borrowers, on the one hand, and LMC-India, on the other hand;

(k)                                  Certificate of LMT’s Secretary.  A certificate executed by the secretary or similar representative of LMT whereby such Person affirms that, among other things, attached to such certificate is (1) a copy of LMT’s directors’ resolutions authorizing the granting of Liens and all other matters set forth in or contemplated by the LMT Pledge Agreement and any other Credit Documents to which LMT is a party, (2) a copy of LMT’s certificate of incorporation as in effect on the Closing Date, (3) a copy of LMT’s by-laws and all amendments thereto, and (4) a certificate of good standing for LMT, dated on or immediately prior to the Closing Date, from the Secretary of State of the state of its incorporation;

(l)                                     Opinion of Counsel. The favorable written opinion to the Bank of Foley and Lardner LLP, counsel to the Borrowers, regarding the Borrowers, LMT, the Credit Documents and the transactions contemplated by this Agreement and the other Credit Documents;

(m)                               Bank Midwest Payoff Letter.  A payoff and lien release letter from Bank Midwest, N.A. regarding Debt due such creditor that is to be paid in full and terminated on the Closing Date and the release of any Liens held by such creditor on any assets of any Borrower;

(n)                                 LMT Acknowledgment of C3’s Proxy Rights.  An acknowledgment from LMT that, as of the Closing Date, a “Triggering Event of Default” has occurred under the C3 Proxy which has not been cured or waived and that, as such, C3 has the present legal right, as of the Closing Date, should it so elect, to exercise the voting, consent and other rights granted to it under the C3 Proxy; and

(o)                                 Other Items.  Such other agreements, documents and assurances as the Bank may reasonably request in connection with the transactions described in or contemplated by the Credit Documents.

If the Bank, in its sole and absolute discretion, elects to make a Loan notwithstanding a Borrower’s failure to comply with all of the terms of this Section, the Bank shall not be deemed to have waived the Borrowers’ compliance therewith, nor to have waived any of the Bank’s other rights under this Agreement; and in any event the Bank, if it so elects, may declare an immediate Event of Default if the Borrowers fail to furnish to the Bank on demand any of the Credit Documents described in this Section or otherwise fail to comply with any condition precedent set forth in any Credit Document, in each case irrespective of whether such failure occurs on or after the Closing Date or the making of such Loan.

4.2                                 Additional Conditions Precedent to Initial Loan.  The Bank’s obligation to make the initial Loan under this Agreement shall also be subject to the satisfaction, in the Bank’s reasonable judgment, of each of the following conditions precedent:

(a)                                  Since the date of the financial statements submitted by the Borrowers to the Bank immediately prior to the Closing Date, there shall not have occurred any act or event which could reasonably be expected to have a Material Adverse Effect;

(b)                                 No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Bank’s reasonable determination, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents; and

(c)                                  The Borrowers shall have paid all legal fees and other closing or like costs and expenses of the Bank which the Borrowers are obligated to pay hereunder.

4.3                                 Conditions Precedent to All Loans.  The obligation of the Bank to make each Loan under this Agreement (including, without limitation, the initial Loan) shall be subject to the further conditions precedent that, on the date of each such Loan:

(a)                                  The following statements shall be true: (1) the representations and warranties of each Borrower contained in this Agreement and the other Credit Documents are correct in all material respects on and as of the date of such Loan as though made on and as of such date (except to the extent any such representation or warranty is expressly made as of a specific earlier date, in which case it shall only have to have been correct as of such earlier date), and (2) there exists no Default or Event of Default as of such date, nor would any Default or Event of Default result from the making of the Loan requested by a Borrower;

(b)                                 The Borrowers shall have signed and sent to the Bank, if the Bank so requests, a request for advance, setting forth in writing the amount of the Loan requested and the other information required pursuant to this Agreement; provided, however, that the foregoing condition precedent shall not prevent the Bank, if it so elects in its sole discretion, from making a Loan pursuant to a Borrower’s non-written request therefor; and

(c)                                  The Bank shall have received such other approvals, opinions or documents as it may reasonably request.

Each Borrower agrees that the making of a request by such Borrower for a Revolving Credit Loan or an Equipment Loan, whether in writing, by telephone or otherwise, shall constitute a certification by the Borrowers that all representations and warranties of the Borrowers in the Credit Documents are true in all material respects as of the date thereof (except to the extent any such representation or warranty is expressly made as of a specific earlier date, in which case it shall only have to have been correct as of such earlier date) and that all required conditions to the making of such Loan have been met.

Section 5
Representations And Warranties

5.1                                 Representations and Warranties of the Borrowers.  The Borrowers jointly and severally represent and warrant to the Bank as follows:

(a)                                  Organization and Existence.  Each Borrower (1) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization as reflected in the introductory paragraph of this Agreement, (2) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign limited liability company, and (3) has obtained all licenses and permits and has filed all registrations necessary to the operation of its business; except where the failure to so qualify or to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Authorization by the Borrowers.  The execution, delivery and performance by each Borrower of the Credit Documents to which it is a party (1) are within such Borrower’s limited liability company powers, (2) have been duly authorized by all necessary limited liability company or similar action, (3) do not contravene such Borrower’s certificate of formation, operating agreement or other constituent documents, or any law or contractual restriction binding on or affecting such Borrower or its properties, and (4) do not result in or require the creation of any Lien upon any of the Collateral other than a Lien in favor of the Bank.

(c)                                  Approval of Governmental Bodies.  Except for the filing of a UCC financing statement against each Borrower in the Uniform Commercial Code records of the Office of the Secretary of State of Delaware, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by each Borrower of the Credit Documents to which it is a party or the exercise by the Bank of its rights thereunder, including, without limitation, the collection of any Collateral or the sale or other disposition of any Collateral to any Person.

(d)                                 Enforceability of Obligations.  The Credit Documents are the legal, valid and binding joint and several obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies.

(e)                                  Financial Statements.  All financial statements of the Borrowers which have been furnished to the Bank fairly present in all material respects the financial position of the Borrowers as of the dates reflected on the financial statements, and fairly present in all material respects the results of their respective operations for the period covered thereby, all in accordance with GAAP, except for the omission of footnotes in interim financial statements and subject to normal year-end adjustments.  All financial statements of any Guarantor which a Borrower has furnished or caused to be furnished to the Bank fairly present, in all material respects, the financial position of the Guarantor named therein as of the dates reflected therein.  As of the Closing Date, there has been no material adverse change in the financial condition or results from operations of the Borrowers, taken as a whole, since the dates of the most recent financial statements of the Borrowers submitted to the Bank.

(f)                                    Litigation.  There is no pending or, to any Borrower’s knowledge, threatened action or proceeding affecting any Borrower or any Guarantor or any of their respective properties before any court, governmental agency or arbitrator which, if determined adversely to such Borrower or any such Guarantor, could reasonably be expected to have a Material Adverse Effect.

(g)                                 Investments.  No Borrower has any Investments in any Person except for Permitted Investments.

(h)                                 Existing Debt.  No Borrower has any Debt other than Permitted Debt.

(i)                                     Taxes.  Each Borrower and each Guarantor, if any, has filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by such Person except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

(j)                                     Equity Interests and Records.  All outstanding equity interests of each Borrower were and are properly issued, and all books and records of each Borrower, including but not limited to its minute books and books of account, are accurate and complete in all material respects.  The ownership of the Borrowers is set forth in Schedule 5.1(j) of this Agreement.  Except as may be otherwise set forth in Schedule 5.1(j), no Borrower is obligated on or after the Closing Date to redeem or otherwise acquire, or pay any dividends or make any other distributions in respect of, any of its equity interests other than distributions in respect of tax obligations.

(k)                                  Hazardous Materials.  Each Borrower has complied with all Environmental Laws and all of its facilities, leaseholds, assets and other property comply with all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.  There are no outstanding or, to any Borrower’s knowledge, threatened citations, notices or orders of non-compliance with Environmental Laws issued to a Borrower or relating to its facilities, leaseholds, assets or other property. Each Borrower has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity, except where the failure to obtain such license, certificate, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.

(l)                                     Negative Pledges.  No Borrower is a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon any of the Collateral in favor of the Bank.

(m)                               Title to Property; Liens.  Each Borrower has good and valid (or, in the case of real property, marketable) title to all assets and other property purported to be owned by it, and the Bank has a perfected first priority Lien thereon subject to no Lien other than Permitted Liens.

(n)                                 Insolvency.  After the execution and delivery of the Credit Documents and the disbursement of the initial Loan hereunder, no Borrower will be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.

(o)                                 Fiscal Year.  Each Borrower’s fiscal year is a calendar year and each Borrower’s fiscal quarter is a calendar quarter.

(p)                                 Pledge of LMC’s Equity Interests; C3 Springing Proxy.  C3 has a perfected security interest in all equity interests of LMC owned by LMT as security for the Borrowers’ obligations under the C3 Subordinated Notes and the related Securities Purchase Agreement, dated July 24, 2007, between C3 and the Borrowers.   As of the Closing Date, a “Triggering Event of Default” has occurred under the C3 Proxy which has not been cured or waived and C3 has the present legal right, as of the Closing Date, should it so elect, to exercise the voting, consent and other rights granted to it under the C3 Proxy.

(q)                                 LMT Pledge.  Bank has a perfected security interest in all equity interests of LMC owned by LMT as security for the Obligations.  By virtue of the C3 Subordination Agreement, the Bank’s security interest in such equity interests is a first priority security interest and C3’s security interest in such equity interests is a second priority security interest; and, as of the Closing Date, no other Person has a perfected security interest in such equity interests.

(r)                                    Survival of Representations.  All representations and warranties made in this Section 5 shall survive the execution and delivery of the Credit Documents and the making of the Loans.

Section 6
Covenants

6.1                                 Affirmative Covenants.  So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of a Borrower, the Borrowers jointly and severally covenant to the Bank as follows:

(a)                                  Compliance with Laws.  Each Borrower shall comply with all applicable laws, rules, regulations and orders affecting such Borrower or its properties, including, without limitation, all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, each Borrower shall, and shall cause each of its Subsidiaries to, (1) ensure that no Person who owns a controlling interest in or otherwise controls such Borrower or any such Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (2) not use or permit the use of the proceeds of any Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (3) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.  As required by federal law and the Bank’s policies and practices, the Bank may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.

(b)                                 Reporting and Notice Requirements.  The Borrowers shall furnish to the Bank:

(1)                                  Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, an internally prepared balance sheet of the Borrowers (on a consolidated and consolidating basis) as of the end of such month and internally prepared income statements of the Borrowers (on a consolidated and consolidating basis) as of the end of such month for such month and for the fiscal year-to-date, each certified by LMC’s chief financial officer;

(2)                                  Audited Year-End Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, final audited financial statements (as described in subparagraph (1) above but including statements of retained earnings and members’ equity) as of the end of such fiscal year of the Borrowers (on a consolidated and consolidating basis) reported on by and accompanied by the unqualified opinion of independent certified accountants selected by the Borrowers and reasonably acceptable to the Bank, and a copy of any management, operation or other letter or correspondence from such accountant to a Borrower or any of its Affiliates in connection therewith;

(3)                                  Monthly A/R Aging Report.  As soon as available and in any event within 15 days after the end of each month, an aging report for each Borrower’s accounts receivable, certified by LMC’s chief financial officer;

(4)                                  Monthly Inventory Report.  As soon as available and in any event within 15 days after the end of each month, a summary of each Borrower’s inventory, certified by LMC’s chief financial officer;

(5)                                  Monthly Borrowing Base Certificate.  As soon as available and in any event within 15 days after the end of each month, a Borrowing Base Certificate;

(6)                                  Monthly EBITDA Report.  As soon as available and in any event within 15 days after the end of each month, a report, certified by LMC’s chief financing officer, of the Borrowers’ consolidated and consolidating EBITDA, by month, for each of the 12 preceding months;

(7)                                  Quarterly Covenant Compliance Certificate.  As soon as available and in any event within 30 days after the end of each fiscal quarter of the Borrowers (beginning with the fiscal quarter ending June 30, 2010), a Covenant Compliance Certificate;

(8)                                  Quarterly Distributions Compliance Certificate.  As soon as available and in any event within 30 days after the end of each calendar quarter, the amount of Distributions made during such quarter and a report, certified by LMC’s chief financial officer, setting forth the computations necessary to determine whether such Distributions complied with the various tests and other restrictions contained in Section 6.2(j) of this Agreement (it being understood that no such certificate shall be required for any quarter during which no Distributions are made);

(9)                                  Borrower Tax Returns Promptly after being filed with the relevant taxing authority, copies of all federal and state income tax returns filed by each Borrower and all amendments thereto;

(10)                            Projections.  As soon as available and in any event before the beginning of each fiscal year of the Borrowers, reasonably detailed monthly projections of the Borrowers’ consolidated and consolidating earnings and expenses for the next fiscal year of the Borrowers;

(11)                            Change in Key Personnel.  Written notice of any voluntary or involuntary termination of employment of either the chief executive officer or the chief financial officer of any Borrower or of any material reduction in the material responsibilities of any such officers; in each case within 30 days after the occurrence thereof;

(12)                            Litigation.  Written notice of any lawsuit filed against or any arbitration request served upon either Borrower if the amount of damages claimed exceeds $50,000 (or, if no specific dollar amount is claimed, if the amount of damages would likely exceed $50,000 if the claimant were to prevail in the lawsuit or arbitration); in each case within 30 days after the Borrower obtains notice of such lawsuit or arbitration request;

(13)                            LMT.  Written notice of (i) any voluntary or involuntary removal or departure of any director of LMT, (ii) any voluntary or involuntary cessation of employment of the president, chief executive officer or chief financial officer (or equivalent office holders) of LMT, (iii) any sale of all or substantially all of the assets or equity interests of LMT, (iv) the filing of any bankruptcy or other insolvency proceeding by or against LMT, or any substantially equivalent action such as the appointment of a receiver or the like, or (v) the cessation of all material operations of LMT; in each case within five Business Days after the occurrence thereof; and

(14)                            Other.  Such other information respecting the condition or operations, financial or otherwise, of the Borrowers, or the financial condition of any Guarantor, as the Bank may reasonably request from time to time.

All financial statements described in clauses (1) and (2) above shall be prepared in accordance with GAAP in all material respects and on a basis consistent with the financial statements of the Borrowers delivered to the Bank for the period ending most immediately prior to the Closing Date, except that unaudited financial statements may be subject to normal year-end audit adjustments and need not contain footnotes.

(c)                                  Preservation of Business and Corporate Existence.  Each Borrower shall: (1) carry on and conduct its principal business substantially as it is now being conducted; (2) maintain in good standing its existence and its right to transact business in those states in which it is now or may after the Closing Date be doing business; and (3) maintain all licenses, permits and registrations necessary to the conduct of its business; except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Insurance.  Each Borrower shall keep insured at all times with financially sound and reputable insurers (1) all of its property of an insurable nature, including, without limitation, all equipment, fixtures and inventories, against fire and other casualties in such a manner and to the extent that like properties are usually insured by others owning properties of a similar character in a similar locality or as otherwise reasonably required by the Bank, with the proceeds of such casualty insurance payable solely to the Bank, and (2) against liability on account of damage to persons or property (including product liability insurance and all insurance required under all applicable worker’s compensation laws) caused by such Borrower or its officers, directors, employees, agents or contractors in such a manner and to the extent that like risks are usually insured by others conducting similar businesses in the places where such Borrower conducts its business or as otherwise reasonably required by the Bank, with the Bank being named as an additional insured under such liability policies.  Each Borrower shall cause the insurers under all of its insurance policies to provide the Bank at least 30 days prior written notice of the termination of any such policy before such termination shall be effective and to agree to such other reasonable matters in respect of any such casualty insurance as provided in the Bank’s loss payee endorsement provided to the Borrowers.  In addition, each Borrower will, upon request of the Bank at any time, furnish a written summary of the amount and type of insurance carried, the names of the insurers and the policy numbers, and deliver to the Bank certificates with respect thereto.

(e)                                  Payment of Taxes.  Each Borrower shall pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien or charge upon any of its property, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided in accordance with

GAAP.  Each Borrower shall provide such evidence of its compliance with this Section as the Bank may reasonably request from time to time.

(f)                                    Maintenance of Properties and Leases.  Each Borrower shall: (1) maintain, preserve and keep its properties and every part thereof in good repair, working order and condition in all material respects (except for such properties as such Borrower in good faith determines are not useful in the conduct of its business); (2) from time to time make all necessary and customary property repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained in all material respects; and (3) maintain all leases of real or personal property in good standing, free of any material defaults by such Borrower thereunder.

(g)                                 Employee Plans.  Each Borrower shall: (1) notify the Bank promptly of the establishment of any Plan, except that prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of a Borrower for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain the Bank’s prior written approval of such establishment, such approval not to be unreasonably withheld, conditioned or delayed; (2) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (3) promptly after the filing thereof, furnish to the Bank a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (4) notify the Bank promptly of any “reportable event” (as defined in ERISA) or any circumstances arising in connection with any Plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (5) notify the Bank prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined benefit plan sponsored by a Borrower; and (6) promptly furnish such additional information concerning any Plan as the Bank may from time to time request.

(h)                                 Notice of Default.  The Borrowers shall give prompt written notice to the Bank of the occurrence of any Default or Event of Default under any of the Credit Documents.  Similarly, the Borrowers shall give prompt written notice to the Bank of any failure to pay, perform or observe or any other default by a Borrower or any Guarantor under or in connection with any of the C3 Subordinated Notes or under any other existing or future agreement by which such Borrower or any such Guarantor is bound if, in the case of any such other existing or future agreement, such default could reasonably be expected to have a Material Adverse Effect.

(i)                                     Books and Records; Inspection; Audits.  Each Borrower shall: (1)  maintain complete and accurate books and financial records in accordance with GAAP in all material respects (except that interim financial statements need not contain footnotes and may be subject to normal year-end audit adjustments); (2) during normal working hours (and upon not less than 5 days prior written notice, unless a Default or Event of Default exists) permit the Bank and Persons designated by the Bank to visit and inspect its properties, to inspect its books and financial records (including its journals, orders, receipts and correspondence which relates to its accounts receivable), and (without regard to the foregoing 5-day prior notice requirement) to discuss its affairs, finances and accounts receivable and operations with its directors, officers, employees and agents and its independent public accountants; and

(3) permit the Bank and Persons designated by the Bank to perform audits of such books and financial records when and as requested by the Bank.

(j)                                     Bank May Perform Obligations; Further Assurances.  So long as a Default or Event of Default exists, each Borrower shall permit the Bank, if the Bank so elects in its sole discretion, to pay or perform any of the Obligations hereunder or under the other Credit Documents and to reimburse the Bank, on demand, or, if the Bank so elects, by the Bank making a Revolving Credit Loan on the Borrowers’ behalf and disbursing the same to the appropriate Persons, for all amounts expended by or on behalf of the Bank in connection therewith and all reasonable costs and expenses incurred by or on behalf of the Bank in connection therewith.  Each Borrower further agrees to execute, deliver or perform, or cause to be executed, delivered or performed, all such documents, agreements or acts, as the case may be, as the Bank may reasonably request from time to time to create, perfect, continue or otherwise assure the Bank with respect to any Lien created or purported to be created by any of the Credit Documents or to otherwise create, evidence or assure the Bank’s rights and remedies under, or as contemplated by, the Credit Documents or at law or in equity.

(k)                                  Bank Accounts.  Each Borrower shall maintain all of its operating accounts, including, without limitation, checking, savings and collateral trust accounts, with the Bank.

6.2                                 Negative Covenants.  So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of a Borrower, the Borrowers jointly and severally covenant to the Bank as follows:

(a)                                  Liens.  No Borrower shall create or suffer to exist any Lien, except for Permitted Liens, upon or with respect to any of its properties, whether such Borrower owns or has an interest in such properties on the Closing Date or at any time thereafter.

(b)                                 Debt.  No Borrower shall create or suffer to exist any Debt except for Permitted Debt.

(c)                                  Restricted Investments.  No Borrower shall make or permit to exist any Investments, except for Permitted Investments.

(d)                                 Structure; Fundamental Changes; Disposition of Assets.  No Borrower shall merge or consolidate with or be acquired by any other Person; and no Borrower shall acquire any equity interests of, or any material portion of the assets of any business line or other unit of, any other Person; and no Borrower shall change its limited liability company or other organizational structure in any material respect or in any respect which would be adverse to the Bank’s interests, or liquidate, wind-up or dissolve itself; provided, however, that (1) nothing in this Section 6.2(d) shall prohibit any Investment permitted pursuant to Section 6.2(c), and (2) if no Default or Event of Default exists or would result therefrom, any wholly-owned subsidiary of a Borrower may merge or consolidate with a Borrower if after giving effect to such merger or consolidation such Borrower is the surviving entity.  No Borrower shall sell, lease or otherwise transfer all or any part of its properties, real or personal, other than, for so long as no Event of Default exists, (1) the sale of inventory in the ordinary course of such Borrower’s business, and (2) the disposition of obsolete equipment to the extent permitted under the terms of this Agreement.

(e)                                  Sale-Leasebacks; Subsidiaries; New Business.  No Borrower shall enter into any sale and leaseback transaction with respect to any of its properties or create any subsidiary, or manufacture any goods, render any services or otherwise enter into any business which is not substantially similar to that existing on the Closing Date.

(f)                                    Other Agreements.  No Borrower shall enter into any agreement any term or condition of which violates any provision of this Agreement or any other Credit Document.

(g)                                 Changes in Accounting Principles; Fiscal Year.  No Borrower shall make any change in its principles or methods of accounting as currently in effect, except such changes as are permitted or required by GAAP, nor shall a Borrower, without first obtaining the Bank’s written consent, change its fiscal year.

(h)                                 Transactions With Affiliates.  No Borrower shall enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of such Borrower’s business and upon fair and reasonable terms substantially as favorable to such Borrower as those which would be obtained in a comparable arms-length transaction with a non-Affiliate.

(i)                                     Compensation.  No Borrower shall pay, directly or indirectly, in any fiscal year, compensation in any form (including, without limitation, by way of salaries, bonuses, pension or profit sharing contributions or other deferred compensation) to any of its equity holders, directors, officers, managers or employees in amounts which are in excess of fair and reasonable compensation paid for similar services rendered by such persons by businesses substantially similar to such Borrower’s.

(j)                                     Distributions and C3 Payments.  No Borrower shall pay any dividends or make any other distributions in respect of any equity interests of such Borrower or redeem or otherwise acquire any such equity interests or make any payment or prepayment with respect to any Permitted C3 Subordinated Debt (all of the foregoing being collectively referred to herein as a “Distribution”); provided, however, that:

(1)                                  Permitted C3 Debt Interest Payments.  During each fiscal quarter of the Borrowers (beginning with the fiscal quarter ending June 30, 2010), the Borrowers may pay interest then owing with respect to Permitted C3 Debt provided that each of the following clauses (A), (B) and (C) are satisfied:

(A)                              at the time of such Distribution and after giving effect to such Distribution:

(i)                                     the aggregate amount of Available Cash and Unused Revolver Availability equals at least $500,000,

(ii)                                  the ratio of (1) Senior Secured Debt at the end of the most recently ended calendar month, to (2) Adjusted EBITDA for the 12 calendar months most recently ended, does not exceed 1.50 to 1,

(iii)                               Adjusted EBITDA for the 12 calendar months most recently ended equals at least $800,000, and

(iv)                              the ratio of (1) Adjusted EBITDA for the 12 calendar months most recently ended (less the amount of maintenance capital expenditures incurred during such 12 calendar months, but only for those months consisting of June 2011 or any month thereafter), to (2)

Section 6.2(j) Total Debt Service for such 12-month period, equals or exceeds 1.10 to 1;

(B)                                the aggregate amount of Distributions paid pursuant to this clause (1) does not exceed $250,000 during any fiscal quarter of the Borrowers; and

(C)                                no Default or Event of Default exists at the time of or would result from such Distribution;

(2)                                  LMCS Distributions.  LMCS may make any Distributions to LMC; and

(3)                                  LMC Stock Dividends.  LMC may make Distributions payable solely in equity interests of LMC, subject, however, to the terms of the LMT Pledge Agreement.

6.3                                 Specific Financial Covenants.  So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of a Borrower, the Borrowers jointly and severally covenant to the Bank as follows:

(a)                                  Senior Debt Leverage Ratio.  The Borrowers shall maintain, at the end of each fiscal quarter of the Borrowers, a ratio of (1) Senior Secured Debt at such time, to (2) Adjusted EBITDA for the four fiscal quarters then ending, of not more than:

(i)                                     2.50 to 1, for the Borrowers’ fiscal quarters ending June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011;

(ii)                                  2.00 to 1, for the Borrowers’ fiscal quarters ending June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012; and

(iii)                               1.75 to 1, for the Borrowers’ fiscal quarters ending June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013.

(b)                                 Adjusted EBITDA.  The Borrowers shall achieve, at the end of each fiscal quarter of the Borrowers (beginning with the fiscal quarter ending June 30, 2010), Adjusted EBITDA for the four fiscal quarters then ending of not less than $800,000.

(c)                                  Net Worth Plus Subordinated Debt.  The Borrowers shall maintain, at the end of each fiscal quarter of the Borrowers (beginning with the fiscal quarter ending June 30, 2010), Net Worth Plus Subordinated Debt of not less than $7,500,000.

(d)                                 Senior Fixed Charge Coverage Ratio.  The Borrowers shall maintain, at the end of each fiscal quarter of the Borrowers (beginning with the fiscal quarter ending June 30, 2010), a ratio of (1) Adjusted EBITDA for the four fiscal quarters then ending, to (2) Senior Debt Service for such four fiscal quarters, of not less than 1.25 to 1.

(e)                                  Total Fixed Charge Coverage Ratio.  The Borrowers shall maintain, at the end of each fiscal quarter of the Borrowers (beginning with the fiscal quarter ending June 30, 2010), a ratio of (1) Adjusted EBITDA for the four fiscal quarters then ending (less the amount of maintenance capital expenditures incurred during such four fiscal quarters, but only for those quarters ending on or after September 30, 2011), to (2) Total Debt Service for such four fiscal quarters, of not less than 1.10 to 1.

Section 7
Default

7.1                                 Events of Default.  Each of the following events shall constitute an Event of Default hereunder:

(a)                                  Monetary Default.  The Borrowers (i) fail to pay any principal or interest under the Credit Documents when due, or any fee payable pursuant to Section 3.11 or Section 3.12 of this Agreement when due, or (ii) fail to pay any other monetary Obligation under the Credit Documents within five days after a Borrower’s receipt of written demand therefor from the Bank (which written demand shall describe with reasonable specificity the nature of the Obligation and the amount due thereunder); or

(b)                                 Material Non-Monetary Default.  The Borrowers fail to perform or observe any term, covenant or other provision contained in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(h), 6.1(i), 6.1(j), 6.1(k), 6.2 or 6.3 of this Agreement in accordance with the terms thereof; or

(c)                                  Other Non-Monetary Default.  (1) The Borrowers fail to perform or observe any other term, covenant or other provision in any Credit Document (other than any term, covenant or provision addressed in Subsections (a) or (b) above) in accordance with the terms thereof and, if such default is curable, the Borrowers fail to cure such default within 30 days after written notice from the Bank specifying in reasonable detail the nature of such default is received by a Borrower; or (2) any “Event of Default” (as such term is defined in any other Credit Document to which a Borrower, a Guarantor or LMT is a party) occurs, or a Borrower, a Guarantor or LMT fails to perform or observe any obligation, term or other provision of any Credit Document to which such Person is a party beyond any applicable grace, cure or notice period; or

(d)                                 Misrepresentation.  Any representation or warranty made or furnished by a Borrower, a Guarantor or LMT in connection with this Agreement or the other Credit Documents proves to be incorrect, incomplete or misleading in any material respect when made or when deemed made, or any such representation or warranty becomes incorrect, incomplete or misleading in any material respect and such Borrower or Guarantor or LMT, as the case may be, fails to give the Bank prompt written notice thereof; or

(e)                                  Cross-Default.  (1) A Borrower fails to pay any Debt (other than a monetary Obligation due the Bank under the Credit Documents, as contemplated by Subsection (a) above) or to perform or observe any other obligation or term in respect of such Debt (including, without limitation, any Debt evidenced by any C3 Subordinated Note) and, as a result of any such failure, the holder of such Debt accelerates or is entitled to accelerate the maturity thereof or requires or is entitled to require a Person to purchase or otherwise acquire such Debt (provided, however, that the existence of the Existing C3 Defaults shall not constitute a Default or Event of Default under this Subsection (e) unless C3 in fact accelerates the maturity of any Debt evidenced by the C3 Subordinated Notes or unless C3 in fact requires a Person to purchase or other acquire such Debt)); or (2) the Bank receives a notice from C3 pursuant to the C3 Subordination

Agreement that C3 intends to take an Enforcement Action (as defined in the C3 Subordination Agreement) or, whether or not such notice is given or received, C3 takes any such Enforcement Action; or

(f)                                    Insolvency.  A Borrower or any Guarantor ceases to be solvent or suffers the appointment of a receiver, trustee, custodian or similar fiduciary or makes an assignment for the benefit of creditors; or any petition for an order for relief is filed by or against a Borrower or any Guarantor under the federal Bankruptcy Code or any similar state insolvency statute (except, in the case of a petition filed against such Person, if such proceeding is dismissed within 60 days after the petition is filed, unless prior thereto an order for relief is entered under the federal Bankruptcy Code); or a Borrower or any Guarantor makes any offer of settlement, extension or composition to their respective unsecured creditors generally; or

(g)                                 Change of Control.  (1) LMC ceases to own and control, beneficially and of record, all of the issued and outstanding equity interests of LMCS; or (2) the holders of the equity interests of LMC, as of the Closing Date, in the aggregate cease to own and control, beneficially and of record, at least 85% of the issued and outstanding equity interests of LMC; or (3) C3 ceases to own and control, beneficially and of record, all of the equity interests of LMC owned or purported to be owned by C3 on the Closing Date; or (4) C3 ceases to have the right to appoint at least half of the Board of Managers (or similar governing body) of LMC; or

(h)                                 Contest Credit Documents.  A Borrower, a Guarantor or LMT challenges or contests in any action, suit or proceeding the validity or enforceability of any of the Credit Documents, the legality or enforceability of any of the Obligations (or of C3’s voting or other rights under the C3 Proxy) or the creation, attachment, perfection or priority of any Lien granted to the Bank; or

(i)                                     Guaranty.  Any Guarantor revokes or attempts to revoke (in whole or in part) the Guaranty signed by such Guarantor, or repudiates (in whole or in part) such Guarantor’s liability thereunder or is in default under the terms thereof or dies or is judicially declared incompetent; or

(j)                                     Judgments.  One or more uninsured judgments, decrees or orders for the payment of money in excess of $250,000 in the aggregate during any 12-month period is rendered against one or more Borrowers or any Guarantor; or

(k)                                  Lien.  The Bank shall cease to have a duly perfected first priority security interest in the Collateral subject to no Lien other than Permitted Liens; or

(l)                                     Revocation of Agency.  Any Borrower revokes or limits, or takes any action purporting to revoke or limit, the appointment or authority of the Borrowing Agent as such Borrower’s agent for purposes of borrowing money or taking any other action described in or contemplated by Section 3.15 hereof; or

(m)                               License Impairment; LMT Default.  (1) Any actual or attempted revocation, rejection or other impairment at any time of all or any part of any existing or future license agreement or other agreement relating to any intellectual property rights between LMT, on the one hand, and LMC and/or LMCS, on the other hand; or (2) the occurrence of any other event described in Section 5 of the Conditional Consent, which pursuant to the terms of such Section 5, is to give rise to an Event of Default hereunder; or (3) LMT shall enter into the Potential Assignment Transaction referred to in the Conditional Consent without contemporaneously therewith entering into the LMT Security Agreement; or (4) if such Potential Assignment Transaction is entered into, the SPE referred to therein grants or suffers to exist any Lien on any of the LMC IP Assets referred to therein, including, without limitation, any contractual rights relating to any LMC IP Assets referred to therein that form any part of the LMT License Agreement referred to therein or the LMC License Agreement referred to therein; or (5) LMT shall default in the payment, performance or observance of any existing or future written obligation of LMT to the Bank, in each case beyond any applicable grace, cure or notice period, including, without limitation, any such default under the Conditional Consent, the LMT Pledge Agreement or any other Credit Document to which LMT is a party; or

(n)                                 Material Adverse Change.  Any act or event occurs which reasonably could be expected to have a Material Adverse Effect.

7.2                                 Obligation to Lend; Acceleration.  After the occurrence and during the continuation of any Default, the Bank may declare the obligation of the Bank to make Loans or to otherwise extend credit hereunder to be terminated, whereupon the same shall forthwith terminate, or, if the Bank so elects, to reduce Collateral advance rates or otherwise reduce the maximum Borrowing Base by such amounts as the Bank elects in its sole and absolute discretion from time to time.  After the occurrence and during the continuation of any Event of Default, the Bank may declare the Notes, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest thereon and all such other Obligations shall become and be forthwith due and payable, without presentment, protest or further notice or demand of any kind, all of which are waived by each Borrower.  If, notwithstanding the foregoing, after the occurrence and during the continuation of any Default or Event of Default, as the case may be, the Bank elects (any such election to be in the Bank’s sole and absolute discretion) to make one or more advances under this Agreement or to not accelerate all or any of the Obligations, any such election shall not preclude the Bank from electing thereafter (in its sole and absolute discretion) to not make advances or to accelerate all or any of the Obligations, as the case may be.

7.3                                 Remedies.  Upon or after the occurrence and during the continuation of any Event of Default, the Bank has and may exercise from time to time the following rights and remedies:

(a)                                  All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which the Bank may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and all of which shall be in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents.

(b)                                 The right to take immediate possession of the Collateral, and (1) to require the Borrowers to assemble the Collateral, at the Borrower’s expense, and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Borrowers and the Bank, and (2) to enter upon and use any premises in which a Borrower has an ownership, leasehold or other interest, or wherever any of the Collateral shall be located, and to store, remove, abandon, manufacture, sell, dispose of or otherwise use all or any part of the Collateral on such premises without the payment of rent or any other fees by the Bank to a Borrower or any other Person for the use of such premises or such Collateral.

(c)                                  The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Bank, in its sole discretion, may deem advisable.  The Borrowers agree that, if prior notice of such sale is required, not less than 10 days prior written notice to a Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof; and that such sale may be at such locations as the Bank may designate in such notice.  The Bank has the right to conduct such sales on each Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law.  The Bank has the right to sell, lease or otherwise dispose of Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off or credit the amount of such price against the Obligations.

(d)                                 The Bank is granted a license or other right to use, solely in connection with the enforcement of its rights under this Agreement, without charge, all of each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral or any other property of each Borrower, in storing, removing, transporting, manufacturing, advertising, selling or otherwise using the Collateral, and each Borrower’s rights in and under such property shall inure to the Bank’s benefit.

(e)                                  The proceeds realized from the sale of any Collateral may be applied, after the Bank is in receipt of good funds, as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Bank for collection and for acquisition, completion, manufacture, protection, removal, storage, sale and delivery of the Collateral; second, to any fees or expenses due the Bank under the Credit Documents; third, to interest due upon any of the Obligations; and fourth, to the principal of the Obligations; or in such other manner as the Bank may elect in its sole discretion.  If any deficiency shall arise, the Borrowers and each Guarantor, if any, shall remain jointly and severally liable to the Bank therefor.  Any surplus remaining after payment in full of the Obligations may be returned to a Borrower or to whomever may be legally entitled thereto.

7.4                                 Right of Set-off.  Upon or after the occurrence and during the continuation of any Event of Default, the Bank is authorized at any time and from time to time, without notice to the Borrowers (any such notice being waived by the Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of a Borrower against any and all of the Obligations irrespective of whether or not the Bank has made any demand under this Agreement or the other Credit Documents and although such Obligations may be unmatured.  The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff or recoupment) which the Bank may have.

Section 8
Miscellaneous

8.1                                 Notices.  Except as otherwise provided herein, all notices, requests and demands to or upon a party to this Agreement to be effective shall be in writing and shall be deemed validly given upon receipt thereof, whether by personal delivery, U.S. mail, fax, other electronic transmission or otherwise, in each case addressed as follows:

If to the Bank:

Enterprise Bank & Trust

12695 Metcalf Avenue

Overland Park, KS  66213

Attn.:  Judson Stanion

Fax No.:  314-812-4031

with a copy (which shall not constitute notice) to:

Stinson Morrison Hecker LLP

1201 Walnut Street., Suite 2900

Kansas City, MO  64106

Attn.:  Mark Ovington, Esq.

Fax No.: 816-691-3495

If to a Borrower:

Liquidmetal Coatings, LLC

900 Rockmead

Suite 240

Kingwood, TX  77339

Attn.:  Larry Buffington

Fax No.:  281-359-1185

or to such other address or telecopy number as each party may designate for itself by like notice given in accordance with this Section.

8.2                                 Power of Attorney.  Each Borrower irrevocably designates, makes, constitutes and appoints the Bank, and all Persons designated by the Bank, as such Borrower’s true and lawful attorney and agent-in-fact (such power of attorney and agency being coupled with an interest and therefore irrevocable until the Obligations have been indefeasibly paid in full and the Bank has no duty to extend credit to or for the benefit of a Borrower), and the Bank, and any Persons designated by the Bank, may, at any time except as otherwise provided below, and without notice to or the consent of the Borrowers and in either a Borrower’s or the Bank’s name, but at the cost and expense of the Borrowers, (1) pay and perform any Obligation to be paid or performed under any of the Credit Documents, (2) endorse a Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of the Bank or under the Bank’s control, and (3) at any time an Event of Default exists, (a) to the extent the Collateral consists of accounts receivable, instruments, payment intangibles or other payment rights, demand payment of and collect all amounts due thereunder from all Persons obligated thereon and enforce payment thereof by legal proceedings or otherwise, and generally exercise all of each Borrower’s rights and remedies with respect to the collection of such Collateral, (b) settle, adjust, compromise, discharge or release any Collateral or any legal proceedings brought to collect any Collateral, (c) sell or otherwise transfer any Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable, (d) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (e) prepare, file and sign a Borrower’s name to a proof of claim in bankruptcy or similar document against any account debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (f) endorse the name of a Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of the Bank on account of the Obligations, (g) endorse the name of a Borrower upon any instrument, chattel paper or similar document or agreement relating to any Collateral, (h) make and adjust claims under policies of insurance, (i) access and use any computer or other electronic hardware and software and other electronic records and access devices to which any Borrower has access for any purpose relating to any Collateral, (j) make and retain paper or electronic copies of all paper and electronic records and other documents of each Borrower described in this Section 8.2; and (k) do all other acts and things necessary, in the Bank’s determination, to fulfill each Borrower’s obligations under this Agreement.

8.3                                 Indemnity.  Each Borrower agrees to indemnify, defend and hold harmless the Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, attorney’s fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time arising in whole or in part out of a Borrower’s failure to observe, perform or discharge any of its duties under any of the Credit Documents or any misrepresentation made by or on behalf of such Borrower under any of the Credit Documents.  Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against the Bank or such other indemnitees by any Person under any Environmental Laws or similar laws by reason of a Borrower’s or any other Person’s failure to comply with laws applicable to Hazardous Substances.  Each Borrower further agrees to indemnify, defend and hold harmless the Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, attorneys’ fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time in connection with any one or more indemnified parties’ actions or inactions relating in any respect to the Credit Agreement, any of the other Credit Documents or any of the transactions described in or contemplated by any of the foregoing (including, without limitation, any such losses incurred by any one or more indemnified parties arising out of any claim by any Guarantor), except to the extent such losses arise out of such indemnified party’s gross negligence, bad faith or willful misconduct.  All indemnities given by a Borrower to the Bank under the Credit Documents, including, without limitation, the indemnities set forth in this Section, shall survive the repayment of the Loans and the termination of this Agreement.

8.4                                 Entire Agreement; Modification of Agreement; Sale of Interest.  This Agreement and the other Credit Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embodies the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written.  This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Borrowers and the Bank.  No Borrower may directly or indirectly sell, assign or transfer any interest in or rights under this Agreement or any of the other Credit Documents.  Each Borrower consents to the Bank’s participation, sale, assignment, transfer or other disposition, at any time or times on or after the Closing Date, of this Agreement and any of the other Credit Documents, or of any portion hereof or thereof, including, without limitation, the Bank’s rights, title, interests, remedies, powers and duties hereunder or thereunder.

8.5                                 Reimbursement of Expenses.  If, at any time or times prior or subsequent to the Closing Date, regardless of whether an Event of Default then exists or any of the transactions contemplated hereunder are concluded, the Bank employs counsel for advice or other representation, or incurs reasonable legal and/or appraisers’, liquidators’, engineers’ expenses and/or other costs or out-of-pocket expenses in connection with: (a) the negotiation and preparation of this Agreement and any of the other Credit Documents, any amendment or other modification of this Agreement or any of the other Credit Documents, or any sale or attempted sale of any interest herein or therein to a participating lender or other

Person; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Bank, a Borrower or any other Person) in any way relating to the Collateral, this Agreement, any of the other Credit Documents or a Borrower’s affairs; (c) any attempt to enforce any rights of the Bank against a Borrower or any other Person which may be obligated to the Bank by virtue of this Agreement or any of the other Credit Documents, including, without limitation, any account debtors, irrespective of whether litigation is commenced in pursuance of such rights; and/or (d) any attempt to inspect, verify, protect, preserve, restore, collect, sell, manufacture, liquidate or otherwise dispose of or realize upon the Collateral (all of which are hereinafter collectively referred to as the “Expenses”); then, in any and each such event, such Expenses shall be jointly and severally payable on demand by the Borrowers to the Bank, and shall be additional Obligations and be secured by the Collateral and may be funded, if the Bank so elects, by the Bank making a Revolving Credit Loan or other loan under this Agreement on the Borrowers’ behalf and paying the same to the Persons to whom such Expenses are payable.  Additionally, if any taxes (excluding taxes imposed upon or measured by the income of the Bank) shall be payable on account of the execution or delivery of this Agreement or the other Credit Documents, or the execution, delivery, issuance or recording of any of the Credit Documents, or the creation of any of the Obligations hereunder, by reason of any federal, state or local statute or other law existing on or after the Closing Date, the Borrowers will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold the Bank harmless from and against all liabilities in connection therewith.

8.6                                 Indulgences Not Waivers.  The Bank’s failure, at any time or times on or after the Closing Date, to require strict performance by a Borrower of any provision of this Agreement or the other Credit Documents shall not waive, affect or diminish any right of the Bank thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by the Bank of a Default or an Event of Default by the Borrowers under this Agreement or any of the other Credit Documents shall not suspend, waive or affect any other Default or Event of Default by the Borrowers under this Agreement or any of the other Credit Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of the Borrowers contained in this Agreement or any of the other Credit Documents and no Default or Event of Default by the Borrower under this Agreement or any of the other Credit Documents shall be deemed to have been suspended or waived by the Bank, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of the Bank and directed and delivered to the Borrowers.

8.7                                 Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.8                                 Successors and Assigns.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower and the Bank.  This provision, however, shall not be deemed to modify Section 8.4 hereof.

8.9                                 General Waivers by Borrower.  Except as otherwise expressly provided for in this Agreement, each Borrower waives: (a) presentment, protest, demand for payment, notice of dishonor demand and protest and notice of presentment, default, notice of nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Bank on which such Borrower may in any way be liable and ratifies and confirms whatever the Bank may do in this regard; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Bank to exercise any of the Bank’s remedies, including the issuance of an immediate writ of possession; (c) the benefit of all valuation, appraisement and exemption laws; and (d) any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Agreement or any of the other Credit Documents and/or any of the Bank’s rights in respect of the Collateral.  Subject to the following sentence, each Borrower also waives any right of setoff or similar right such Borrower may at any time have against the Bank as a defense to the payment or performance of such Borrower’s Obligations.  If a Borrower now or hereafter has any claim against the Bank giving rise to any such right of setoff or similar right, such Borrower agrees not to assert such claim as a defense or right of setoff with respect to such Borrower’s Obligations under the Credit Documents or otherwise, and to instead assert any such claim, if such Borrower so elects to assert such claim, in a separate proceeding against the Bank and not as a part of any proceeding or as a defense to any claim initiated by the Bank to enforce any of the Bank’s rights under any of the Credit Documents.

8.10                           Collateral Protection Act Notice.  The following notice is given pursuant to Mo. Rev. Stat. § 427.120:  “UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS.  THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL.  YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT.  IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.”

8.11                           Mo. Rev. Stat. § 432.047 Statement.  The following statement is given pursuant to Mo. Rev. Stat. § 432.047:  “Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement.  To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”  For purposes of this Section 8.11 and the foregoing Missouri statute, all terms of the other Credit Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any direct conflict between this Agreement and such other Credit Documents, this Agreement shall prevail and govern.

8.12                           Execution in Counterparts; Facsimile Signatures.  This Agreement and the other Credit Documents may be executed in any number of counterparts and by different parties thereto, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  A signature of a party to any of the Credit Documents sent by facsimile or other electronic means shall be deemed to constitute an original and fully effective signature of such party.

8.13                           USA Patriot Act Notice.  The Bank notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow the Bank to identify such Borrower and any Guarantors in accordance with the Act.  Each Borrower agrees to provide such information and take such other action as the Bank may request from time to time to enable the Bank to comply with the provisions of the Act with respect to the transactions described in the Credit Documents.

8.14                           Governing Law; Consent to Forum.  This Agreement shall be governed by the laws of the State of Missouri without giving effect to any choice of law rules thereof.  As part of the consideration for new value this day received, each Borrower consents to the jurisdiction of any state or federal court located within Jackson County, Missouri (collectively, the “Chosen Forum”), and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to such Borrower at the address stated in Section 8.1 hereof and service so made shall be deemed to be completed upon delivery thereto.  Each Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.  Each Borrower further agrees not to assert against the Bank (except by way of a defense or counterclaim in a proceeding initiated by the Bank) any claim or other assertion of liability relating to any of the Credit Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing in any jurisdiction other than the Chosen Forum.  Nothing in this Agreement shall affect the Bank’s right to bring any action or proceeding relating to this Agreement or the other Credit Documents against a Borrower or its properties in courts of other jurisdictions.

8.15                           Waiver of Jury Trial; Limitation on Damages.  To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, each Borrower waives any right to trial by jury (which the Bank also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of the Credit Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing.  To effectuate the foregoing, each Borrower grants the Bank an irrevocable power of attorney to file, as attorney-in-fact for such Borrower, a copy of this Agreement in any Missouri court pursuant to Mo. Rev. Stat. § 510.190 and Rule 69.01, V.A.M.R. and/or any other applicable law, and the copy of this Agreement so filed shall conclusively be deemed to constitute such Borrower’s waiver of trial by jury in any proceeding arising out of or otherwise relating to any of the Credit Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing.  To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, each Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Bank, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each Borrower acknowledges that the Bank is relying upon and would not enter into the transactions described in the Credit Documents on the terms and conditions set forth therein but for such Borrower’s waivers and agreements under this Section.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

ENTERPRISE BANK & TRUST

By:
Name:
Title:

Credit Agreement – Signature Page

Exhibit A

REVOLVING CREDIT NOTE

$2,000,000	June 23, 2010

For value received, LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company, and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (each a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Bank”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, without setoff, recoupment, deduction or counterclaim, the principal sum of Two Million and 00/100 Dollars ($2,000,000.00) or, if different, the principal amount outstanding under Section 2.2 of the Credit Agreement referred to below.

This Revolving Credit Note (the “Note”) is the Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated on or about the date hereof, among the Borrowers and the Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”).  To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern.  Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement.  Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.  The Borrowers’ right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrowers, all of which the Borrowers waive.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction.

[signature page to follow]

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Note as of the date first above written.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

2

Exhibit B

TERM NOTE

$1,500,000	June 23, 2010

For value received, LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company, and LIQUIDMETAL COATINGS SOLUTIONS, LLC (each a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Bank”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, without setoff, recoupment, deduction or counterclaim, the principal sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).

This Term Note (the “Note”) is the Term Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated on or about the date hereof, among the Borrowers and the Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”).  To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern.  Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement.  Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.  The Borrowers’ right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand upon the Borrowers, all of which the Borrowers waive.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction.

[signature page to follow]

1

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Note as of the date first above written.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

2

Exhibit C

EQUIPMENT NOTE

$	[date]

For value received, LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company, and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (each a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Bank”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, without setoff, recoupment, deduction or counterclaim, the principal sum of                                                                  and       /100 Dollars ($                              ).

This Equipment Note (the “Note”) is an Equipment Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated on or about June 23, 2010, among the Borrowers and the Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”).  To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern.  Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.

Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement.  Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.  The Borrowers’ right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrowers, all of which the Borrowers waive.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

This Note shall be governed by the laws of the State of Missouri, without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction.

[signature page to follow]

1

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Note as of the date first above written.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

2

Exhibit D

(form of Borrowing Base Certificate)

BORROWING BASE CERTIFICATE

(for the month ended               )

This Borrowing Base Certificate (the “Certificate”) is delivered pursuant to Section 6.1(b)(5) of the Credit Agreement, dated as of June 23, 2010, among Liquidmetal Coatings, LLC and Liquidmetal Coatings Solutions, LLC (each a “Borrower”), and Enterprise Bank & Trust (the “Bank”), as the same may be amended from time to time (the “Credit Agreement”).  Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that he or she is the chief financial officer of the Borrowers and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrowers, and that:

1.                                       Borrowing Base Calculation.  Attached hereto is a spreadsheet showing the Borrowing Base, including its component parts, as of the date indicated above, which Borrowing Base equals $                            .

2.                                       Reliance.  This Certificate is delivered to and may be conclusively relied upon by the Bank.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Borrowers on                                      , 20      .

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

1

Exhibit E

(form of Covenant Compliance Certificate)

COVENANT COMPLIANCE CERTIFICATE

(for the fiscal quarter ended               )

This Covenant Compliance Certificate (the “Certificate”) is delivered pursuant to Section 6.1(b)(7) of the Credit Agreement, dated as of June 23, 2010, among Liquidmetal Coatings, LLC and Liquidmetal Coatings Solutions, LLC (each a “Borrower”), and Enterprise Bank & Trust (the “Bank”), as the same may be amended from time to time (the “Credit Agreement”).  Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that he or she is the chief financial officer of the Borrowers and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrowers, and that:

1.                                       Financial Covenants.  Attached hereto is a spreadsheet showing the Borrowers’ compliance or noncompliance with the various financial covenants set forth in Section 6.3 of the Credit Agreement as of, or for the applicable time periods ending on, the date indicated above.

2.                                       Financial Statements  The financial statements described in Section 6.1(b) of the Credit Agreement for the Borrowers for the fiscal quarter and, if applicable, fiscal year referred to above, which are attached hereto and are incorporated herein by this reference, fairly present the financial condition and results of operations of the Borrowers in accordance with GAAP consistently applied, as at the end of, and for, such period (subject, in the case of interim statements, to normal year-end audit adjustments and to the absence of footnote disclosures).

3.                                       Other Compliance.  A review of the activities of the Borrowers during the period since the date of the last Covenant Compliance Certificate (or, in the case of the initial delivery of this Covenant Compliance Certificate, since the Closing Date) has been made at my direction and under my supervision with a view to determining whether the Borrowers have kept, observed and performed all of their respective obligations under the Credit Agreement and all other Credit Documents to which they are a party, and to the best of my knowledge after due inquiry and investigation, (a) the Borrowers have kept, observed and performed all of their respective obligations under the Credit Agreement and the other Credit Documents to which any Borrower is a party, (b) no Default or Event of Default has occurred and is continuing, and (c) all representations and warranties made by each Borrower in the Credit Agreement and the other Credit Documents to which it is a party are true and correct as of the date of this Certificate (unless the representations or warranties relate to a specific earlier date, in which case the representations and warranties were true and correct as of the earlier date).

4.                                       Reliance.  This Certificate is delivered to and may be conclusively relied upon by the Bank.

[signature page(s) to follow]

1

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrowers on                                      , 20      .

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

2

Schedule 5.1(j)

(Ownership of Borrowers)

1.                                       LMC owns all outstanding equity interests of LMCS.

2.                                       The outstanding equity interests of LMC, as of the Closing Date, are owned as follows:

Common Units:

(a)                                  LMT owns 47,436.25 Class A Common Units of LMC, which Class A Common Units constitute 69.25% of all Common Units of LMC.

(b)                                 C3, collectively, owns 13,015 Class B Common Units of LMC, which Class B Common Units constitute 19% of all Common Units of LMC.

(c)                                  Larry Buffington owns (i) 5,850 Class B Common Units of LMC, and (ii) 1,000 Class C Common Units of LMC; which Class B Common Units and Class C Common Units together constitute 10% of all Common Units of LMC.

(d)                                 Global Strategy & Capital Group, Inc., d/b/a CRESO Capital Partners, owns (i) 1,023.75 Class B Common Units of LMC, and (ii) 175 Class C Common Units of LMC; which Class B Common Units and Class C Common Units together constitute 1.75% of all Common Units of LMC.

Preferred Units:

(e)                                  C3, collectively, owns 2,500 Preferred Units of LMC, which Preferred Units constitute all outstanding Preferred Units of LMC.

LMC has no equity interests outstanding on the Closing Date, or holders of such equity interests as of the Closing Date, other than as described in this paragraph number 2.